UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 23, 2007

SCM Microsystems, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-29440	77-0444317
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Oskar-Messter-Str. 13, Ismaning, Germany,		85737
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	+49 89 95 95 5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 23, 2007, the Compensation Committee of the Board of Directors of SCM Microsystems, Inc. (the "Company") approved the payment of a cash bonus award for 2006 to Robert Schneider, the Company's chief executive officer, in the amount of EUR 146,000, or approximately $191,099 based on an exchange rate of one euro being equal to 0.764 U.S. dollars. The amount of Mr. Schneider’s 2006 cash bonus was determined based on a target bonus equal to 50% of Mr. Schneider’s annual salary, or EUR 175,000, and the achievement of three, equally weighted, performance related criteria: an annual revenue target, quarterly operating performance targets and the judgment of the Compensation Committee. For 2006, the Compensation Committee determined that Mr. Schneider achieved 100% of the annual revenue target, 50% of the quarterly operating performance targets and 100% of the target related to the Compensation Committee's judgment. In particular, the Compensation Committee determined to reward Mr. Schneider for his leadership in reducing the operating costs of the Company in 2006.

On March 23, 2007, the Compensation Committee approved annual incentive stock option grants to the Company’s three executive officers. All of the stock options have a date of grant of March 23, 2007, expire ten years from the date of grant, vest at 1/12th per month commencing on the fourth anniversary of the date of grant, and have an exercise price per share of the Company’s common stock of $4.34, which was the closing price of the Company’s stock on the NASDAQ Stock Market on the date of grant. The number of shares of the common stock of the Company subject to the stock options awarded to each executive officer of the Company is as follows:

Robert Schneider, Chief Executive Officer --- 34,953 shares
Stephan Rohaly, Chief Financial Officer and Secretary --- 19,800 shares
Dr. Manfred Mueller, Vice President, Marketing --- 6,500 shares

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCM Microsystems, Inc.

March 27, 2007	By:	/s/ Stephan Rohaly

Name: Stephan Rohaly
Title: Chief Financial Officer and Secretary